Exhibit 99.REPT

            Report of Independent Registered Public Accounting Firm

We have audited, in accordance with standards of the Public Company Accounting Oversight Board (United States), the financial statements of Mutual of America Investment Corporation (comprised of: Money Market Fund, All America Fund, Equity Index Fund, Mid-Cap Equity Index Fund, Bond Fund, Short-Term Bond Fund, Mid-Term Bond Fund, Composite Fund, Aggressive Equity Fund, Conservative Allocation Fund, Moderate Allocation Fund, and Aggressive Allocation Fund) (the "Funds") as of December 31, 2004, and for the year then ended and have issued our report thereon dated February 28, 2005 (which report and financial statements are included in Item 1 of this Certified Shareholder Report on Form N-CSR). We have also audited the Funds' portfolios of investments in securities (the "Schedules") as of December 31, 2004 for the Funds appearing in Item 6 of this Form N-CSR. These Schedules are the responsibility of the Funds' management. Our responsibility is to express an opinion on these schedules based on our audits.

In our opinion, the Schedules referred to above, when considered in relation to the basic financial statements of the Funds referred to above, present fairly, in all material respects, the information set forth therein.

                                  /s/ KPMG LLP

New York, New York
February 28, 2005